Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES THIRD QUARTER
2023 FINANCIAL RESULTS AND PROVIDES UPDATE ON
ARKANSAS BROMINE AND LITHIUM BRINE UNIT

•Third quarter revenue of $151.5 million increased 12% year-over-year.
•Net income before discontinued operations was $5.5 million and net income per share attributable to TETRA stockholders was $0.04, each improved from break-even in the same quarter a year ago.
•Net cash provided by operating activities was $14.0 million while adjusted free cash flow was $7.1 million.
•Adjusted EBITDA of $26.1 million increased 40% year-over-year.

THE WOODLANDS, Texas, October 30, 2023 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced third quarter 2023 financial results. Brady Murphy, TETRA President and Chief Executive Officer, stated, “In addition to another strong financial performance, in the third quarter we achieved an important milestone in our Company’s history with unanimous approval by the Arkansas Oil & Gas Commission (“AOGC”) of the 6,138 acre joint brine unit application, giving TETRA and our partner the rights to develop and produce the brine for bromine production and future lithium production once the lithium royalty is established by the AOGC. In addition, we completed the data gathering and sampling operations for the second test well with results yielding lithium measurements in the upper Smackover as high as 646 mg/l, 35% higher than the first test well which was on the southern end of the unit that we reported in September 2022, and bromine values of 5,890 mg/l, in line with the first test well. These results are being used to update the lithium and bromine resource report which we plan to complete and release shortly.

On August 8, Standard Lithium Ltd. (“Standard Lithium”) released a Preliminary Feasibility Study (“PFS”) on its South West Arkansas Project, which is part of the roughly 35,000 gross acres held by TETRA and where Standard Lithium has the option to acquire lithium mineral rights. The Standard Lithium PFS indicates a base case production of 30,000 tonnes per annum of battery-quality lithium hydroxide monohydrate (“LHM”). The PFS also assumes a long-term selling price of battery-quality LHM of $30,000 per metric ton. Based on these assumptions, TETRA’s illustrative royalties would be $22.5 million per year based on a 2.5% royalty on gross lithium revenues, without any investments required by TETRA. The PFS study stated that Standard Lithium is targeting construction in 2025 and commencing production in 2027. In October we received notice from Standard Lithium exercising the option in accordance with the 2017 option agreement.

Financial results for the third quarter are highlighted by year-on-year revenue growth of 12%, net income before discontinued operations growth of $5.5 million, and adjusted EBITDA growth of 40%. Net income was

$5.4 million, inclusive of $3.7 million of non-recurring charges, net of credits, and compares to net income of $0.3 million in the third quarter of 2022, inclusive of $2.7 million of non-recurring charges, and to net income of $18.2 million in the second quarter of 2023, inclusive of $0.9 million of non-recurring credits, net of charges. Third quarter results included unrealized losses on investments of $0.6 million. Excluding these unrealized losses on investments, Adjusted EBITDA for the third quarter of 2023 was $26.6 million, or 18% of revenue. Completion Fluids & Products led the way with year-on-year revenue growth of 24%, net income before taxes and discontinued operations growth of 37% and Adjusted EBITDA growth of 52%, when adjusted for unrealized gains or losses on investments. Due to the strong Northern European industrial chemicals seasonality impact each year on the second quarter results, the third quarter performance can be compared to the first quarter performance. Compared to the first quarter, total Company revenues were up 4%, net income before discontinued operations was down 10%, and Adjusted EBITDA was up 27%. Both segments contributed to the Adjusted EBITDA growth as both segments achieved fall through of 100% or greater versus the first quarter, when excluding gains or losses from investments.

“Third quarter cash flow from operating activities was $14.0 million and compares to $2.1 million in the third quarter of 2022 and to $28.4 million in the second quarter of 2023. Adjusted free cash flow was $7.1 million in the third quarter of 2023 and compares to a use of cash of $9.8 million in the third quarter of 2022 and to cash flow of $17.7 million in the second quarter of 2023. Working capital at the end of the third quarter was $110 million and represents a slight increase from the prior quarter due to a temporary build in inventory which is expected to be monetized as products are shipped for future projects. Working capital is defined as current assets, excluding cash and restricted cash, less current liabilities.

“Completion Fluids & Products revenue of $73 million increased 24% year-on-year driven by another robust performance in our industrial calcium chloride business where utilization and production volumes remained strong. Higher offshore activity year-on-year also drove higher demand for our high value completion fluids products. Sequentially, revenue decreased 25% reflecting the seasonal decrease in our Northern Europe industrial calcium chloride business. Net income before taxes for the quarter was $16.9 million (23.1% of revenue) and compares to $12.4 million (20.9% of revenue) in the third quarter of 2022 and to $32.0 million (32.5% of revenue) in the second quarter of 2023. Adjusted EBITDA was $20.9 million (28.6% of revenue) and compares to $14.7 million (24.9% of revenue in the third quarter of 2022 and to $31.8 million (32.4% of revenue) in the second quarter of 2023. The third quarter included $1.2 million in net unrealized losses from investments. Excluding unrealized losses from investments. Adjusted EBITDA margins were 30.2% and above the 30% mark for two consecutive quarters.

“In the third quarter, we were awarded a multi-year, multi-well contract extension with one of the most active deepwater supermajors in the Gulf of Mexico, further validating our market position in the region. Kimberlite International Oilfield Research published an updated 2023 Completion Fluids Offshore Supplier Analysis where TETRA remained ranked as the top supplier in the Gulf of Mexico for product quality and overall performance. Kimberlite is an international oil & gas market research and consulting company that uses data collected from one-on-one interviews with operators to assess market trends and establish performance benchmarks for oilfield equipment and service suppliers. The report indicated that TETRA continues to receive the highest customer loyalty ratings as measured by the net promoter score.

“Water & Flowback Services revenue of $78 million improved modestly by 3% year-on-year while remaining flat sequentially. The increase in revenue was driven by international operations. U.S. revenue was relatively flat, even though the U.S. onshore average rig count was down nearly 15% and active frac fleets were down nearly 5% from the third quarter of last year. Net income before taxes for the quarter was $8.5 million (10.8% of revenue) and compares to $6.5 million (9% of revenue) in the third quarter of 2022 and to $8.0 million (10.4% of revenue) in the second quarter of 2023. Adjusted EBITDA of $14.8 million improved by $1.7 million (13%) year-on-year and by $0.6 million (4%) quarter-over-quarter. Water & Flowback Services Adjusted EBITDA margins continued to improve (up 60 basis points from 18.4% in the second quarter of 2023 to 19.0% in the third quarter of 2023) despite the pullback in fracking activity and achieved the Company’s target set earlier this year. The 19.0% margins are the highest margins achieved since the fourth quarter of 2018 and the fourth consecutive quarter of margin improvement, reflecting our focus on technology and automation. We have been successful in maintaining stable pricing for our differentiated products and services meanwhile continuing to drive cost-reduction efforts in our US land business, which helped us achieve sequential Adjusted EBITDA margin fall-through greater than 60%.

“In October, we sold one of the three early production facilities (“EPF”) in Argentina to the operator for an amount in excess of $5 million, with all the cash proceeds received in October. TETRA will continue to operate and maintain the EPF on behalf of the operator for a fixed monthly fee. We are currently in the process of expanding the EPF to process greater volumes of oil and are in discussions with this same operator to potentially construct 1 to 3 additional facilities in the future.

“Our target to have the engineering completed for our first produced water desalination plant for beneficial re-use applications is on track for year end or early part of 2024. In parallel to the engineering design work, we are in commercial discussions with one of the largest North America shale producers for their beneficial re-use projects in multiple unconventional basins and expect to have our first project awarded shortly.

“Finally, we anticipate strong cash from operating activities and Adjusted Free Cash Flow in the fourth quarter, driven by the cash proceeds from the EPF sale and working capital improvements. Total year 2023 cash from operating activities is expected to be between $70 million and $79 million while Adjusted Free Cash Flow is expected to be between $35 million and $40 million. Cash generation from our existing businesses positions us to continue investing in the evaluation and development of our Arkansas bromine and lithium assets.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted net income per share, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted net income, adjusted free cash flow, net debt, net leverage ratio and return on capital employed. Please see Schedules E through K for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Third Quarter Results and Highlights

A summary of key financial metrics for the third quarter are as follows:

Third Quarter 2023 Results

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(in thousands, except per share amounts)
Revenue	$151,464	$175,463	$135,012
Income before discontinued operations	5,468	18,205	(63)
Adjusted EBITDA	26,059	36,046	18,595
Net income attributable to TETRA stockholders	0.04	0.14	0.00
Adjusted net income per share	0.07	0.13	0.00
Net cash provided by operating activities	13,974	28,372	2,145
Adjusted free cash flow	$7,073	$17,711	$(9,774)

Free Cash Flow, Balance Sheet and Income Taxes

    Cash from operating activities was $14.0 million in the third quarter and adjusted free cash flow from continuing operations was $7.1 million. Liquidity at the end of the third quarter was $107 million, an improvement over the second quarter. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. At the end of the third quarter, unrestricted cash was $34 million and availability under our credit agreements was $73 million. Long-term debt, primarily with a September 2025 maturity, was $159 million, while net debt was $125 million. TETRA’s net leverage ratio improved to 1.4X at the end of the third quarter of 2023, down from 1.5X as of June 30, 2023 and down from almost 2.0X at the end of the fourth quarter of 2022. As of September 30, 2023, TETRA held $9.5 million in total marketable securities between its holdings in CSI Compressco and Standard Lithium. TETRA’s return on net capital employed improved to 20.7% at the end of the third quarter of 2023, up from 18.2% as of June 30, 2023.

Non-recurring Charges and Expenses

Non-recurring credits, charges and expenses are reflected on Schedule E and include the following:

•$1.8 million of costs associated with our Arkansas bromine and lithium project including evaluating the second test well as well as ongoing engineering and design work net of the amounts recovered from Saltwerx consistent with the recently completed Memorandum of Understanding (“MOU”).
•$1.1 million of non-cash stock appreciation right expense and $0.5 million of adjustments to long-term incentives.

Unrealized losses on investments totaling $0.6 million are included in both reported and adjusted earnings.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, October 31, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-877-344-7529 conference number 4719291, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@tetratec.com or Rigo Gonzalez, Manager of Corporate Finance and Investor Relations, at (281) 364-2213 or via email at rgonzalez@tetratec.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Statement Regarding Use of Non-GAAP Financial Measures
Schedule E:     Non-GAAP Reconciliation of Adjusted Net Income
Schedule F:     Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G:     Non-GAAP Reconciliation of Net Debt
Schedule H:     Non-GAAP Reconciliation to Adjusted Free Cash Flow
Schedule I:     Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J:     Non-GAAP Reconciliation to Return on Capital Employed
Schedule K:     Non-GAAP Reconciliation to Adjusted Free Cash Flow – Full Year Guidance

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company operating on six continents with a focus on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure. Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA's lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; inferred mineral resources of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, including the acreage subject to Standard Lithium’s option, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues and profits from such activities, including the illustrative royalty revenue associated with the Standard Lithium option; the ability to obtain an indicated or measured resources report and initial economic assessment regarding our lithium and bromine acreage; projections or forecasts concerning the Company's business activities, financial guidance, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if further exploration will ever result in the estimation of a higher category of mineral resource or a mineral reserve. Inferred mineral resources are considered to have the lowest level of geological confidence of all mineral resources. Investors are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures of the MOU with Saltwerx, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce lithium and bromine from the brine unit. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(in thousands, except per share amounts)
Revenues	$151,464	$175,463	$135,012

Cost of sales, services, and rentals	104,962	117,074	96,905
Depreciation, amortization, and accretion	8,578	8,457	8,634
Impairments and other charges	—	777	—
Total cost of revenues	113,540	126,308	105,539
Gross profit	37,924	49,155	29,473
Exploration and appraisal costs	3,775	2,341	936
General and administrative expense	23,838	26,225	23,833
Interest expense, net	5,636	5,944	3,999
Other (income) expense, net	(2,041)	(6,435)	(1,410)
Income before taxes and discontinued operations	6,716	21,080	2,115
Provision (benefit) for income taxes	1,248	2,875	2,178
Income (loss) before discontinued operations	5,468	18,205	(63)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(48)	(8)	319
Net income	5,420	18,197	256
Loss attributable to noncontrolling interest	—	18	22
Net income attributable to TETRA stockholders	$5,420	$18,215	$278

Basic per share information:
Income from continuing operations	$0.04	$0.14	$0.00
Net income attributable to TETRA stockholders	$0.04	$0.14	$0.00
Weighted average shares outstanding	129,777	129,460	128,407

Diluted per share information:
Income from continuing operations	$0.04	$0.14	$0.00
Net income attributable to TETRA stockholders	$0.04	$0.14	$0.00
Weighted average shares outstanding	132,089	129,925	128,407

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2023	December 31, 2022
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,826	$13,592
Trade accounts receivable	122,900	129,631
Inventories	92,128	72,113
Prepaid expenses and other current assets	21,575	23,112
Total current assets	270,429	238,448
Property, plant, and equipment, net	106,079	101,580
Other intangible assets, net	30,132	32,955
Operating lease right-of-use assets	34,227	33,818
Investments	16,405	14,286
Other assets	15,147	13,279
Total long-term assets	201,990	195,918
Total assets	$472,419	$434,366

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$50,322	$49,121
Current portion of long-term debt	1,911	3
Compensation and employee benefits	31,090	30,958
Operating lease liabilities, current portion	8,745	7,795
Accrued taxes	10,777	9,913
Accrued liabilities and other	23,281	25,557
Current liabilities associated with discontinued operations	414	920
Total current liabilities	126,540	124,267
Long-term debt, net	156,748	156,455
Operating lease liabilities	28,013	28,108
Asset retirement obligations	14,132	13,671
Deferred income taxes	1,890	2,038
Other liabilities	3,959	3,430
Total long-term liabilities	204,742	203,702
Commitments and contingencies
TETRA stockholders’ equity	142,393	107,625
Noncontrolling interests	(1,256)	(1,228)
Total equity	141,137	106,397
Total liabilities and equity	$472,419	$434,366

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(in thousands)
Operating activities:
Net income	$5,420	$18,197	$256
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,578	8,457	8,634
Impairments and other charges	—	777	—
(Gain) loss on investments	560	(908)	549
Equity-based compensation expense	1,431	1,492	1,098
Provision for (recovery of) credit losses	(530)	741	(213)
Amortization and expense of financing costs	926	897	805
Gain on sale of assets	(151)	(111)	(261)
Provision (benefit) for deferred taxes	(780)	(23)	(10)
Other non-cash credits	(204)	(614)	(102)
Changes in operating assets and liabilities:
Accounts receivable	8,114	(13,140)	(2,080)
Inventories	(11,441)	2,764	(10,226)
Prepaid expenses and other current assets	(929)	(2,254)	(1,500)
Trade accounts payable and accrued expenses	2,450	11,622	5,884
Other	530	475	(689)
Net cash provided by operating activities	13,974	28,372	2,145
Investing activities:
Purchases of property, plant, and equipment, net	(6,966)	(10,490)	(12,266)
Proceeds from sale of property, plant, and equipment	161	208	295
Purchase of investments	(100)	(250)	—
Other investing activities	(9)	(275)	(390)
Net cash used in investing activities	(6,914)	(10,807)	(12,361)
Financing activities:
Proceeds from credit agreements and long-term debt	215	44,413	28
Principal payments on credit agreements and long-term debt	(204)	(50,875)	(25)
Payments on financing lease obligations	(148)	(431)	—
Net cash (used in) provided by financing activities	(137)	(6,893)	3
Effect of exchange rate changes on cash	(772)	320	(872)
Increase (decrease) in cash and cash equivalents	6,151	10,992	(11,085)
Cash and cash equivalents at beginning of period	27,675	16,683	36,332
Cash and cash equivalents at end of period	$33,826	$27,675	$25,247

Supplemental cash flow information:
Interest paid	$4,870	$4,899	$3,522
Income taxes paid	1,906	654	1,055
Increase (decrease) in accrued capital expenditures	(1,871)	652	(2,389)

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted net income per share; consolidated and segment Adjusted EBITDA; segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted net income, adjusted free cash flow; net debt, net leverage ratio, and return on capital employed. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted net income is defined as the Company’s income before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA is defined as net income before taxes and discontinued operations, excluding impairments, exploration and pre-development costs, income from collaborative arrangement, certain special, non-recurring or other charges (or credits), interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Exploration and pre-development costs represent expenditures incurred to evaluate potential future development of TETRA’s lithium and bromine properties in Arkansas. Such costs include exploratory drilling and associated engineering studies. Income from collaborative arrangement represents the portion of exploration and pre-development costs that are reimbursable by our strategic partner. Exploration and pre-development costs and the associated income from collaborative arrangement are excluded from Adjusted EBITDA because they do not relate to the Company’s current business operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Return on capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, excluding assets associated with discontinued operations, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.

Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Unaudited)

	Three Months Ended
	September 30, 2023		June 30, 2023	September 30, 2022
	(in thousands, except per share amounts)

Income before taxes and discontinued operations	$6,716		$21,080	$2,115
Provision (benefit) for income taxes	1,248		2,875	2,178
Noncontrolling interest attributed to continuing operations	—		18	22
Income (loss) from continuing operations	5,468		18,187	(85)
Insurance recoveries	174		(5)	—
Impairments and other charges	—		777	—
Exploration and pre-development costs	3,775		2,341	936
Adjustment to long-term incentives	500		322	1,731
Former CEO stock appreciation right expense	1,074		329	—
Transaction, legal, and other expenses	108		57	82
Income from collaborative arrangement	(1,933)		(4,749)	—
Adjusted net income	$9,166		$17,259	$2,664

Diluted per share information
Net income attributable to TETRA stockholders	$0.04	0	$0.14	$0.00
Adjusted net income	$0.07		$0.13	$0.02
Diluted weighted average shares outstanding	132,089		129,925	128,407

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended September 30, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$73,210	$78,254	$—	$—	$151,464
Net income (loss) before taxes and discontinued operations	16,932	8,475	(13,552)	(5,139)	6,716
Insurance recoveries	174	—	—	—	174
Exploration and pre-development costs	3,775	—	—	—	3,775
Adjustment to long-term incentives	—	—	500	—	500
Former CEO stock appreciation right expense	—	—	1,074	—	1,074
Transaction and other expenses	—	—	108	—	108
Income from collaborative arrangement	(1,933)	—	—	—	(1,933)
Interest expense, net	(309)	190	—	5,755	5,636
Depreciation, amortization and accretion	2,301	6,176	—	101	8,578
Equity-based compensation expense	—	—	1,431	—	1,431
Adjusted EBITDA	$20,940	$14,841	$(10,439)	$717	$26,059

Adjusted EBITDA as a % of revenue	28.6%	19.0%			17.2%

	Three Months Ended June 30, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$98,222	$77,241	$—	$—	$175,463
Net income (loss) before taxes and discontinued operations	31,956	8,014	(12,595)	(6,295)	21,080
Insurance recoveries	(5)	—	—	—	(5)
Impairments and other charges	—	—	777	—	777
Exploration and pre-development costs	2,341	—	—	—	2,341
Adjustment to long-term incentives	—	—	322	—	322
Former CEO stock appreciation right expense	—	—	329	—	329
Transaction and other expenses	—	—	57	—	57
Income from collaborative arrangements	(4,749)	—	—	—	(4,749)
Interest (income) expense, net	104	27	—	5,813	5,944
Depreciation, amortization and accretion	2,193	6,172	—	93	8,458
Equity-based compensation expense	—	—	1,492	—	1,492
Adjusted EBITDA	$31,840	$14,213	$(9,618)	$(389)	$36,046

Adjusted EBITDA as a % of revenue	32.4%	18.4%			20.5%

	Three Months Ended September 30, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$59,163	$75,849	$—	$—	$135,012
Net income (loss) before taxes and discontinued operations	12,357	6,482	(11,968)	(4,756)	2,115
Exploration and pre-development costs	936	—	—	—	936
Adjustment to long-term incentives	—	—	1,731	—	1,731
Transaction and other expenses	—	82	—	—	82
Interest (income) expense, net	(436)	(2)	—	4,437	3,999
Depreciation, amortization and accretion	1,846	6,626	—	162	8,634
Equity-based compensation expense	—	—	1,098	—	1,098
Adjusted EBITDA	$14,703	$13,188	$(9,139)	$(157)	$18,595

Adjusted EBITDA as a % of revenue	24.9%	17.4%			13.8%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	September 30, 2023	December 31, 2022
	(in thousands)
Unrestricted Cash	$33,826	$13,592

Term Credit Agreement	$156,748	$154,570
Asset-Based Credit Agreement	—	1,885
Argentina Credit Agreement	1,900	—
Swedish Credit Facility	11	3
Net debt	$124,833	$142,866
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	(in thousands)
Cash from operating activities	$13,974	$28,372	2,145	$51,331	$25,948
Capital expenditures, net of proceeds from asset sales	(6,805)	(10,282)	(11,971)	(29,582)	(31,189)
Payments on financing lease obligations	(148)	(431)	—	(837)	(1,174)
Distributions from CSI Compressco LP (1)	52	52	52	—	157
Adjusted Free Cash Flow	$7,073	$17,711	$(9,774)	$20,912	$(6,258)
(1) Following the GP Sale on January 29, 2021, TETRA retained an investment CSI Compressco representing a 3.7% limited partner interest as of September 30, 2023.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$6,716	$21,080	$7,534	$(1,163)	$34,167
Insurance recoveries	174	(5)	(2,850)	—	(2,681)
Impairments and other charges	—	777	—	542	1,319
Exploration and pre-development costs	3,775	2,341	720	3,135	9,971
Adjustment to long-term incentives	500	322	353	131	1,306
Former CEO stock appreciation right expense (credit)	1,074	329	(307)	(57)	1,039
Transaction, restructuring and other expenses	108	57	82	576	823
Income from collaborative arrangement	(1,933)	(4,749)	—	—	(6,682)
Adjusted interest expense, net	5,636	5,944	5,092	4,900	21,572
Adjusted depreciation and amortization	8,578	8,458	8,670	8,758	34,464
Equity compensation expense	1,431	1,492	1,293	3,519	7,735
Acquisition trailing EBITDA	—	—	—	503	503
Non-cash (gain) loss on investments	560	(907)	504	(286)	(129)
Gain on sale of assets	(151)	(112)	(170)	(190)	(623)
Other debt covenant adjustments	426	—	—	249	675
Debt covenant adjusted EBITDA	$26,894	$35,027	$20,921	$20,617	$103,459

					September 30, 2023
					(in thousands, except ratio)
Term credit agreement					$163,071
ABL credit agreement					—
Argentina credit agreement					1,900
Swedish credit agreement					11
ABL letters of credit and guarantees					11,457
Total debt and commitments					176,439
Unrestricted cash					33,826
Debt covenant net debt and commitments					$142,613
Net leverage ratio					1.4

Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed

	Three Months Ended				Twelve Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$6,716	$21,080	$7,534	$(1,163)	$34,167
Insurance recoveries	174	(5)	(2,850)	—	(2,681)
Impairments and other charges	—	777	—	542	1,319
Exploration and pre-development costs	3,775	2,341	720	3,135	9,971
Adjustment to long-term incentives	500	322	353	131	1,306
Former CEO stock appreciation right expense (credit)	1,074	329	(307)	(57)	1,039
Transaction, restructuring and other expenses	108	57	82	576	823
Income from collaborative arrangement	(1,933)	(4,749)	—	—	(6,682)
Adjusted interest expense, net	5,636	5,944	5,092	4,900	21,572
Other adjustments	426	—	—	249	675
Adjusted EBIT	$16,476	$26,096	$10,624	$8,313	$61,509

				September 30, 2023	September 30, 2022
				(in thousands, except ratio)
Consolidated total assets				$472,419	$413,486
Plus: assets impaired in last twelve months				1,319	2,394
Less: cash, cash equivalents and restricted cash				33,826	25,247
Adjusted assets employed				$439,912	$390,633

Consolidated current liabilities				$126,540	$111,504
Less: current liabilities associated with discontinued operations				414	919
Adjusted current liabilities				$126,126	$110,585

Net capital employed				$313,786	$280,048
Average net capital employed				$296,917
Return on net capital employed for the twelve months ended September 30, 2023				20.7%

Schedule K: Non-GAAP Reconciliation of Adjusted Free Cash Flow (Unaudited) – Full Year Guidance

Twelve Months Ending December 31, 2023
(in millions)
Cash from operating activities	$70 - $79
Capital expenditures, net of proceeds from asset sales	(38) - (42)
Cash received from other investments	4
Payments on financing lease obligations	(1)
Adjusted Free Cash Flow	$35 - $40